UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 13, 2012

ADVANCED BIOENERGY, LLC

(Exact name of Registrant as Specified in Charter)

Delaware	000-52421	20-2281511
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 Norman Center Drive Suite 610 Bloomington, MN		55437
(Address of Principal Executive Offices)		(Zip Code)

763-226-2701

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 13, 2012, the Board of Directors (“Board”) of Advanced BioEnergy, LLC (the “Company”) approved amendments to the compensation of Richard R. Peterson, the Company’s Chief Executive Officer and Chief Financial Officer (“Peterson”). The amendments were approved by the Board upon the recommendation of the Compensation Committee of the Board and were made in consideration of the contributions made by Peterson to the Company during calendar year 2012 and in connection with the Company’s successful sale of the assets of its ABE Fairmont, LLC subsidiary (“Asset Sale”).

Specifically, the Board approved an amendment (“Amendment”) to the Award Agreement dated as of May 11, 2011 relating to an option (the “Option”) granted to Peterson to purchase up to 150,000 units of ownership interest in the Company (“Units”) at various prices, along with a Unit appreciation right that will be settled in cash (collectively, the “Award”). The Unit appreciation right was granted in tandem with the Option such that the Unit appreciation right will expire on exercise of the Option and vice versa. The Company and Mr. Peterson entered into the Amendment on December 13, 2012, which is attached hereto as Exhibit 10.1.

Prior to the Amendment, Mr. Peterson had the right to purchase, upon proper exercise of the Option, 50,000 Units at $1.50 per Unit (Tranche A), 50,000 Units at $3.00 per Unit (Tranche B) and 50,000 Units at $4.50 per Unit (Tranche C). Prior to the Amendment, each tranche vested at a rate of 10,000 Units (30,000 Units total) on May 11 of each year between 2012 and 2016 if Mr. Peterson remains employed by the Company on such date.

The Amendment provides that:

1. All unvested Units under the Award were accelerated and vested and exercisable in full on December 13, 2012;

2. Peterson may use the proceeds from the Special Distribution (as defined below) applicable to the Units subject to the Award in exercising the Option, such that the amount payable by Peterson to exercise the Option is reduced by the aggregate Special Distribution applicable to the Units so exercised, provided that the Option is exercised on or before the record date for the Special Distribution;

3. If not exercised prior to December 31, 2012, the Option will expire; and

4. The exercise price of Tranche C of the Award was lowered from $4.50 to $4.15 per Unit, the amount of Special Distribution.

Mr. Peterson exercised the Option in its entirety on December 13, 2012.

The summary of the Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to such document, which is included as Exhibit 10.1 of Item 9.01 to this Form 8-K and is incorporated by reference into this Item 5.02.

In addition, the Board approved and ratified the issuance to Peterson on December 13, 2012 of 14,000 Units under that certain Change of Control Agreement dated July 31, 2007 with Peterson (the “Change of Control Agreement”) notwithstanding the fact that Peterson’s employment was not terminated in connection with a “Change in Control” as required by the Change of Control Agreement. Following this issuance, the Change of Control Agreement was terminated.

Item 8.01	Other Information

On December 13, 2012, the Board authorized and declared a special distribution from the net proceeds of the Asset Sale (the “Special Distribution”) of $4.15 per Unit, or an aggregate distribution of approximately $104.8 million, payable on December 14, 2012 to Unit holders of record as of December 13, 2012.

Item 9.01	Financial Statements And Exhibits

Exhibit No.	Description

10.1	Amendment to Award Agreement for Unit Appreciation Right with Tandem Nonqualified Unit Option dated December 13, 2012 by and between Richard Peterson and Advanced BioEnergy, LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED BIOENERGY, LLC

By:	/s/ Richard R. Peterson
Richard R. Peterson President, Chief Executive Officer and Chief Financial Officer

Date: December 19, 2012